Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
China Housing and Land Development Inc.

We hereby consent to use in the Registration Statement on Form S-1, or our report dated March 26, 2007 with respect to our audit of financial statements of China Housing and Land Development Inc., and Subsidiaries a December 31, 2006 and related statements of income, shareholders equity, and cash flows for the year ended December 31, 2006, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Moore Stephens Wurth Frazer and Torbert, LLP

Moore Stephens Wurth Frazer and Torbert, LLP
Walnut, California
March 14, 2008